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                                                                    Exhibit 99.2

    MAXTOR APPOINTS MICHAEL WINGERT AS PRESIDENT AND CHIEF OPERATING OFFICER

MILPITAS, Calif., November 17, 2004 - Maxtor Corporation (NYSE:MXO) today announced that it has named Michael J. Wingert, as president and chief operating officer. Mr. Wingert, 44, was most recently the president and chief executive officer of Cornice Inc., an innovator in compact, high capacity storage. Prior to joining Cornice, he spent ten years at Maxtor, where he held several executive level positions. He succeeds Paul Tufano in the president position and assumes the newly-created position of chief operating officer. In his new role, Mr. Wingert will be responsible for engineering, advanced technology, materials, fulfillment, quality and manufacturing. Fariba Danesh will continue in her role as executive vice president, operations, reporting to Mr. Wingert.

"We are very pleased that Mike is rejoining Maxtor in the president and chief operating officer roles," said Dr. C.S. Park, chairman and chief executive officer of Maxtor. "His industry experience and in-depth knowledge of product development, manufacturing and operations make him an ideal candidate to support Maxtor in its efforts to achieve profitability as quickly as possible."

Mr. Wingert most recently served as the president and chief executive officer of Cornice. He joined Maxtor in 1994 and served in a variety of executive level positions in engineering and general management. His most recent position at the company was executive vice president/ general manager, Server Products Group. Before joining Maxtor, Mr. Wingert held management positions in product development at IBM. He has a B.S. degree in electrical engineering from the University of Minnesota.

About Maxtor Corporation

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products, and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

Contacts:
Alan Bernheimer
Maxtor Public Relations
(408) 894-4233
alan_bernheimer@maxtor.com

Jenifer Kirtland
Maxtor Investor Relations
(408) 324-7056
jenifer_kirtland@maxtor.com